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                                   EXHIBIT 99



                       (RITE AID CORPORATION LETTERHEAD)





PRESS RELEASE
For further information contact:



Frank Bergonzi
Senior Vice President, Finance
(717) 975-5750

FOR IMMEDIATE RELEASE


 RITE AID ANNOUNCES AGREEMENTS TO SELL TWO SUSIDIARIES

Camp Hill , PA (August 3, 1994) - Rite Aid Corporation (RAD-NYSE,
PSE), today announced that it entered into definitive contracts for the sale of ADAP, Inc. and Sera-Tec Biologicals. These dispositions are part of the restructuring strategy announced on January 7, aimed at focusing resources entirely on drugstore related businesses.

The stock of ADAP, a chain of 96 auto parts stores, is being sold in a cash transaction for $75 million that is scheduled to close in October.

Sera-Tec Biologicals, which provides plasma for use in therapeutic and diagnostic products, is being sold for $70 million in a cash transaction that is expected to close at the end of September.

The businesses were purchased by various investors including Alex Grass, Chairman and Chief Executive Officer of Rite Aid. As previously announced, Mr. Grass is relinquishing the title of Chief Executive Officer on March 4, 1995, the end of the current fiscal year.

The businesses were sold based on a competitive bid process conducted by Donaldson, Lufkin, & Jenrette and a special committee of outside Rite Aid directors.

Proceeds, estimated to be $130 million after income taxes and expenses, will be used to reduce corporate debt, fund the current share repurchase program and for general working capital needs.

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